Exhibit (99)

NEWS FROM
CABLEVISION

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION                       CONTACT:  Charles Schueler
One Media Crossways                                             (516) 393-1399
Woodbury, NY 11797

        CABLEVISION, ITT SIGN DEFINITIVE AGREEMENT FOR SALE OF 50 PERCENT
                         STAKE IN MADISON SQUARE GARDEN

            WOODBURY, NY, April 16, 1997 ... Cablevision Systems Corporation (ASE:CVC) and ITT Corporation (NYSE:ITT) today announced that they have signed a definitive agreement for ITT to sell its 50 percent interest in the Madison Square Garden (MSG) sports and entertainment properties to Cablevision. The companies announced an agreement in principle last month.

      The transaction is expected to be completed in June of this year. Cablevision has received a commitment letter from The Chase Manhattan Bank for funding of the purchase. The closing is subject to approvals by the National Basketball Association and the National Hockey League, and other customary closing conditions.

      Under the definitive agreement, Cablevision, through its Rainbow Media Holdings, Inc. subsidiary, will pay ITT $500 million in cash at closing. ITT also has a "put" option to require Cablevision or MSG to purchase half of ITT's continuing interest in MSG for $75 million on the first anniversary of the closing and the other half of this continuing interest for an additional $75 million on the second anniversary of the closing or, if the first option is not exercised, the entire interest for $150 million. In addition, ITT has agreed to contribute and ITT-owned aircraft which MSG has used for the Knicks and Rangers. Cablevision has agreed to pay the purchase price for the aircraft by adding an additional $19 million to each of the put options. The agreement also includes a "call" option where Cablevision could require ITT to sell its remaining stake in MSG on the third anniversary of the closing at fair market value, or a minimum of $l88 million.

      Cablevision Systems Corporation is the nation's sixth largest operator of cable television systems, serving 2.8 million customers in 19 states with major operations in Boston, Cleveland and the New York metropolitan area, where Cablevision has 1.7 million customers. Its subsidiary, Rainbow Media Holdings, Inc., manages entertainment, sports and news programming services.